Exhibit 5.1

Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540-6241 Tel. 609.919.6600 Fax: 609.919.6701 www.morganlewis.com

April 4, 2005

Voxware, Inc.

168 Franklin Corner Road

Lawrenceville, New Jersey 08648

RE: Voxware, Inc., Registration Statement on Form S-2

(Registration No. 333-121291)

Ladies and Gentlemen:

We have acted as counsel to Voxware, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 310,386,849 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), to be sold by certain stockholders of the Company (the “Selling Stockholders”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Shares to be sold by the Selling Stockholders which are outstanding on the date hereof have been duly authorized and are validly issued, fully paid and non-assessable, (ii) the Shares to be sold by the Selling Stockholders issuable upon exercise of outstanding warrants to purchase capital stock of the Company, upon the proper exercise of such warrants, will be validly issued, fully paid and non-assessable, and (iii) the Shares to be sold by the Selling Stockholders issuable upon the conversion of outstanding preferred stock of the Company, upon the proper conversion of such preferred stock, will be validly issued, fully paid and non-assessable.

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April 4, 2005 Page 2

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP